Exhibit 5.1

de Castro P.C.
309 Laurel Street
San Diego, CA.92130\

September 1, 2006

IMMS, Inc.
660 Newport Center Road
Newport Beach, CA

Gentlemen:

We refer to the Registration Statement on Form SB-2, the amended "Registration Statement" filed by IMMS, Inc., a Nevada corporation (the "Company"), with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the offer, by the selling shareholders listed therein and the Company, of 3,055,000 shares of common stock, $0.001 par value per share (the "Stock").

As counsel to the Company, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to me as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company.

Upon the basis of this examination, we are of the opinion that under Nevada General Corporation Law, the 3,055,000 shares of stock offered by the selling shareholders have been validly authorized, are legally issued, fully paid, and are non-assessable.  If any of the 3,055,000 shares are transferred or sold in accordance with the terms of the prospectus, they would continue to be legally issued, fully paid, non-assessable shares of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the stock for offer and sale in those states.

Sincerely,

/s/ Audie J. de Castro
de Castro, PC